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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

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NAME OF ENTITY                            STATE OF INCORPORATION
--------------                            ----------------------
First USA Management Resources, Inc.            Delaware
First USA Financial Services, Inc.              Utah
Gensar Holdings, Inc.                           Delaware
Paymentech New Hampshire                        Delaware
MAGroup, Inc.                                   Arizona
First USA Merchant Services, Inc.               Nevada
First USA Direct Marketing, Inc.                Delaware
NationalCard Processing System, Inc.            Delaware
First USA Technology, Inc.                      Delaware
Mokarow & Associates, Inc.                      Texas
Paymentech Fleet Services, Inc.                 Delaware
Gensar Merchant Processing, Inc.                Delaware
Gensar Technologies, Inc.                       Delaware

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